MONMOUTH REAL ESTATE INVESTMENT CORPORATION

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

INTERNET:	OFFICE:	EMAIL:
www.mreic.reit	(732) 577-9996	mreic@mreic.com

FOR IMMEDIATE RELEASE	October 10, 2019
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

THE INDIANAPOLIS, IN MSA

Holmdel, New Jersey…. October 10, 2019……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 615,747 square foot industrial building located at 1151 S. Graham Road, Greenwood, IN at a purchase price of $81,500,000. The property is net-leased for 15 years to Amazon.com Services, Inc., a Delaware corporation. The building is situated on approximately 78.64 acres.

Michael P. Landy, President and CEO, commented, “In keeping with our commitment of owning a best-in-class, modern industrial property portfolio with vast linkages to the digital economy, we are very pleased to announce this acquisition. The Indianapolis industrial market represents one of the best locations in the U.S. and this acquisition further enhances our large presence here.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. We specialize in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate is a fully integrated and self-managed real estate company, whose property portfolio consists of 115 properties, containing a total of approximately 22.9 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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